Exhibit 10.6

STOCK OPTION AGREEMENT
FOR THE GRANT OF
NON-QUALIFIED STOCK OPTIONS UNDER THE
TRULITE, INC.
STOCK OPTION PLAN

THIS AGREEMENT is entered into as of April ___, 2005 by and between Trulite, Inc., a Delaware corporation (“Trulite” or the “Company”), and Jerry Metz (“Optionee”).

WHEREAS, Optionee is an employee of the Company and the Company considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by possessing an option to purchase shares of the common stock, $.0001 par value per share (the “Common Stock”) of the Company in accordance with the Trulite, Inc. Stock Option Plan (the “Plan”) which was adopted by the Board of Directors on April ____, 2005.

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. DEFINITIONS

For purposes of this Agreement, any capitalized terms used herein and not defined herein shall have the meaning provided in the Plan and the following terms shall have the definitions indicated:

(a)  Date of Grant - the date of this Agreement, April ___, 2005.

(b) Exercise Date - date that the Option or any portion thereof, as the context requires, is exercised.

2.  GRANT OF OPTION

Subject to the provisions of the Plan, the Company hereby grants to Optionee the right, privilege and option to purchase (the “Option”) 62,315 shares of Common Stock (the “Option Shares”) at a price of $0.88 per share (the “Grant Price”), which has been determined by the Board of Directors to be equal to the Fair Market Value of a share of Common Stock on the Date of Grant. The Option shall be exercisable in the amounts and at the times specified in Section 3 below. The number of Option Shares and the Grant Price have been adjusted to reflect a five-for-one stock split of the Trulite common stock to be effective in April 2005. The Option is a non-qualified stock option and shall not be treated as an incentive stock option.

3. VESTING AND EXERCISE OF OPTIONS

3.1 The Option shall vest as provided below if Optionee continues to be employed by the Company on such dates:

With respect to 18.5% of the Option Shares	One year after the Date of Grant
With respect to an additional 22.5% of the Option Shares	Two years after the Date of Grant
With respect to an additional 26.5% of the Option Shares	Three years after the Date of Grant
With respect to an additional 32.5% of the Option Shares	Four years after the Date of Grant

3.2  The Option may not be exercised later than seven years after the Date of Grant.

3.3 (a) If some or all of the shareholders of Trulite on the Date of Grant (the “Current Shareholders”) enter into a definitive agreement to sell to a third party (an “Acquiring Party”) some or all of the shares of Common Stock held by the Current Shareholders and the proposed sale will result in the Current Shareholders having voting power with respect to less then 50% of the voting securities entitled to vote in the election of directors of Trulite, the Board may require the Optionee to exercise the vested portion of the Option and sell the Option Shares to the Acquiring Party or to the Current Shareholders, on the same terms and conditions, including prices, as the Acquiring Party is acquiring the shares from the Current Shareholders. Following the sale to the Acquiring Party, the unvested portion of the Option shall continue to be subject to the vesting terms provided herein.

(b) In the event of (1) a sale of all or substantially all of the assets of the Company or (2) a merger, consolidation or reorganization involving Trulite, following which the Current Shareholders will have voting power with respect to less than 50% of the voting securities entitled to vote generally in the election of directors of the surviving entity, the Board can require that all vested Options be exercised at the time of effectiveness of the asset sale, merger, consolidation or reorganization and that, if not exercised, shall be forfeited. All Options not exercised at the time of the asset sale, merger, consolidation or reorganization and not required to be forfeited, shall be assumed by any acquiring or surviving entity on the same terms and shall become equivalent options to acquire securities of such acquiring or surviving entity.

3.4 Notwithstanding the foregoing, the Board may at any time in its sole discretion declare any outstanding Options to be fully vested and immediately exercisable in full or in part.

4. TERMINATION OF EMPLOYMENT

The Option must be exercised while Optionee is employed by the Company, except that, subject to Section 3.2, the Option may be exercised, to the extent vested, within 180 days of the date on which Optionee ceases to be an employee as a result of retirement on or after attaining the age of 65 or early retirement with approval of the Board (“Retirement”), as a result of disability within the meaning of Section 22(e)(3) of the Code or as a result of death.

5. METHOD OF EXERCISE OF OPTION

5.1 Optionee may exercise all or a portion of the Option by delivering to the Board a signed written notice of his intention to exercise the Option, specifying therein the number of shares to be purchased. Upon receiving such notice, and after the Board has received full payment of the Grant Price for the Option Shares being acquired and applicable withholding taxes, the Board shall direct the appropriate officer of the Company to transfer title to the Option Shares purchased to Optionee on the Company’s stock records and to issue to Optionee a stock certificate for the number of Option Shares being acquired. Optionee shall not have any rights as a shareholder until the stock certificate is issued to him.

5.2 The Option may be exercised by the payment of the Grant Price in cash or by check.

6. FORFEITURE OF OPTION GAIN

6.1 Forfeiture of option gain and unexercised options if Optionee engages in certain activities. If, at any time within two years after termination of employment, Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to (a) conduct related to Optionee’s employment for which either criminal or civil penalties against Optionee may be sought, (b) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, or (c) disclosing or misusing any confidential information or material concerning the Company, then (i) this Option shall terminate effective the date on which Optionee enters into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan, and (ii) any gain realized by Optionee from exercising all or a portion of this Option shall be paid by Optionee to the Company. The forfeiture described herein shall not be required if Optionee’s employment with the Company terminates following a transaction described in Section 3.3.

6.2 Right of Set-off. By accepting this agreement, Optionee consents to a deduction from any amounts the Company owes Optionee from time to time (including amounts owed to Optionee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Optionee by the Company), to the extent of the amounts Optionee owes the Company under paragraph 6.1 above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Optionee owes it, calculated as set forth above, Optionee agrees to pay immediately the unpaid balance to the Company.

6.3 Board Discretion. Optionee may be released from his obligations under this Section only if the Board determines in its sole discretion that such action is in the best interests of the Company.

7. COMPLIANCE WITH APPLICABLE LAW

No shares may be issued upon exercise of the Option unless such issuance is in compliance with the Delaware General Corporation Law, as in effect on the date of such issuance. It is the intention of the Company to effect full compliance with all securities and other applicable laws with respect to the sale of Option Shares pursuant to the exercise of Options hereunder and subsequent resales by the Optionee. The Company shall not be required to sell and deliver Option Shares hereunder upon exercise of these Options in whole or part until the Optionee shall have made such representations and agreed to the legending of stock certificates in a fashion as may reasonably be required by the Company's counsel to effect compliance with all applicable securities or other laws.

8. RESTRICTION ON TRANSFER OF OPTION SHARES

Unless the Common Stock is publicly traded, there will be no market for the Option Shares and the Option Shares will be subject to restrictions on transfer imposed by law, the Plan and this Agreement, as well as an Investors Rights Agreement and a Right of First Refusal and Co-Sale Agreement to which Optionee will be obligated to become a party upon exercise of the Option. By signing this Agreement, Optionee represents that any purchase of Option Shares upon exercise of an Option, prior to the Common Stock becoming publicly traded, will be for investment purposes without an intention to resell the Option Shares for a substantial period of time. No transfer of Option Shares will be recognized by the Company, unless in the opinion of counsel to the Company such transfer will not result in a violation of applicable securities laws.

9. TAXES

The Company may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option.

10. BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

11. INCONSISTENT PROVISIONS

The Option granted hereby is subject to the provisions of the Plan as in effect on the date hereof. If any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.

12. SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first above written.

TRULITE, INC.

By:
President and CEO